Exhibit 5.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

May 15, 2019

Global Ship Lease, Inc.
c/o Global Ship Lease Services Limited
Portland House
Stag Place
London SW1E 5RS
United Kingdom
Re: Global Ship Lease, Inc.

Ladies and Gentlemen:
We have acted as counsel to Global Ship Lease, Inc. (the "Company"), a Marshall Islands corporation, in connection with the Company's registration statement on Form F-3, including the prospectus contained therein (File No. 333-          ), as filed with the U.S. Securities and Exchange Commission (the "Commission"), and as thereafter amended or supplemented (the "Registration Statement"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of the resale of an aggregate of 7,401,284 Class A common shares, par value $0.01 per share (the "Initial Shares"), 250,000 Series C Preferred Shares, par value $0.01 per share (together with the Initial Shares, the "Secondary Shares"), and 12,955,188 Class A common shares, par value $0.01 per share, underlying the Series C Preferred Shares (the "Underlying Shares"), of the Company by the selling shareholders named therein.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the prospectus contained therein, and (ii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.
Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, (i) the Secondary Shares have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) the Underlying Shares have been duly authorized and, when issued upon conversion of the Series C Preferred Shares in accordance with the Certificate of Designations for the Series C Preferred Shares, will be validly issued, fully paid and non-assessable.
This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading "Legal Matters," without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP